Exhibit 99.1

Surface Oncology Reports Financial Results and Corporate Highlights for Second Quarter 2018

Second Product Program, NZV930 Enters Clinical Development

CAMBRIDGE, Mass., August 14, 2018 (GLOBE NEWSWIRE) -- Surface Oncology (NASDAQ:SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today reported financial results and corporate highlights for the second quarter of 2018.

“Since the completion of our IPO, we have made significant progress across the company, including continued progress of our SRF231 Phase I trial, with initial data expected in the first half of 2019, and the advancement of a second program, NZV930, into clinical development by our partner Novartis. The speed with which these programs have advanced from discovery to clinical stage is truly remarkable, and I congratulate the entire team on a job well done,” said Jeff Goater, chief executive officer of Surface Oncology. “We remain focused on execution in all aspects of the company, including IND-enabling studies for our SRF617 and SRF388 programs.”

Selected Highlights:

•

SRF231, a fully human monoclonal antibody targeting CD47:  In February 2018, Surface initiated a Phase I trial of SRF231. The multi-center, open-label Phase I trial will evaluate the safety and tolerability of SRF231 in multiple ascending doses with the goal of establishing a recommended dose for further study. Following the dose escalation phase, the Company intends to evaluate the safety and efficacy of SRF231 in a targeted set of solid and hematologic malignancies. The trial plan calls for enrollment of up to ~150 patients with initial clinical results from this trial expected in the first half of 2019. Surface holds worldwide rights to SRF231. In July, the FDA granted SRF231 Orphan Drug Designation for the treatment of multiple myeloma.

•	NZV930 (formerly SRF373), a fully human monoclonal antibody targeting CD73: Surface’s collaborator, Novartis, initiated a Phase I clinical trial for NZV930 in June 2018. The study will assess the safety, tolerability, and preliminary anti-tumor activity of NZV930 alone and when combined with PDR001 (anti-PD-1) and/or NIR178 (A2AR antagonist), in patients with advanced cancers. The trial is designed to enroll up to 344 patients across multiple solid tumor indications, including non-small cell lung cancer, triple negative breast cancer, pancreatic ductal adenocarcinoma, microsatellite stable colorectal cancer, ovarian cancer and renal cell carcinoma. NZV930 has been licensed on a worldwide basis by Novartis.

•	In June, Surface Oncology was recognized as one of the Best Places to Work in 2018 by the Boston Business Journal.
•

In July, Liisa Nogelo-Kerr joined Surface as General Counsel. She brings nearly 20 years of corporate, transactional, R&D and commercial legal experience in the biotechnology industry. Prior to Surface, Liisa served as the General Counsel of the Broad Institute of MIT and Harvard. In this role, she was responsible for the Broad’s legal operations, including support of research initiatives and the negotiation of major transactions with pharma and tech companies. Prior to the Broad Institute, Liisa held senior positions on the R&D and corporate legal teams at Biogen and served as lead attorney and member of the executive committee for three late-stage drug development programs in ALS and hemophilia. Earlier in her career, Liisa practiced at Bingham McCutchen, an international law firm, where she advised private equity, medical device, biotechnology and other emerging technology company clients on a broad range of corporate and transactional matters.

•

Also in July, Seth Lewis joined Surface as Vice President, Investor Relations and Corporate Communications. Most recently Seth was Vice President, Investor Relations and Corporate Communications at Bavarian Nordic, an international biotech focused on live virus vaccine R&D and manufacturing. Prior to his time at Bavarian Nordic, Seth was a Senior Vice President of The Trout Group, LLC, a leading investor relations and advisory firm, focused on life sciences companies.

Financial Results
As of June 30, 2018, cash, cash equivalents and marketable securities were $185.6 million, compared to $63.3 million on December 31, 2017.  This increase was primarily related to $108.7 million in net proceeds from the Company’s IPO and concurrent private placement completed in April 2018.

Research and development (R&D) expenses were $15.1 million for the second quarter ended June 30, 2018, compared to $10.7 million for the same period in 2017. The increase was largely due to expenditures associated with Surface’s advancing product pipeline, including increased R&D personnel costs associated with the growth of the Company. R&D expenses included $0.8 million in stock-based compensation expenses for the second quarter of 2018.

General and administrative (G&A) expenses were $3.9 million for the second quarter ended June 30, 2018, compared to $2.0 million for the same period in 2017. The increase was largely due to increased G&A personnel associated with the growth of the company and increased professional fees. G&A expenses included $0.7 million in stock-based compensation expenses for the second quarter of 2018.

For the second quarter ended June 30, 2018, net loss was $15.9 million, or basic and diluted net loss per share attributable to common stockholders of $0.73. Net loss was $6.6 million for the same period in 2017, or basic and diluted net loss per share attributable to common stockholders of $2.73.  The decrease in net loss per share attributable to common shareholders is primarily due to the completion of the IPO in April 2018, which resulted in the sale of 7,200,000 shares of common stock and automatic conversion of 16,863,624 shares of convertible preferred stock into shares of common stock.  In addition to the shares sold in the public offering, the Company completed a concurrent sale of an additional 766,666 shares at the initial offering price of $15.00 per share.

Cautionary Note Regarding Forward-Looking Statements:

Certain statements set forth in this press release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by terms such as “believes,” “expects,” “plans,” “potential,” “would” or similar expressions and the negative of those terms. These forward-looking statements are based on our management’s current beliefs and assumptions about future events and on information currently available to management.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, risks and uncertainties related to: our limited operating history and historical losses, our liquidity to fund the development of SRF231 and our other product candidates through current and future milestones, our ability to raise additional funding to complete the development and any commercialization of our product candidates, our dependence on the success of our lead product candidates, SRF231 and NZV930, results from preclinical studies or early clinical trials may not be representative of larger clinical trials, results from the clinical trials and preclinical studies of third parties working in immuno-oncology and our dependence on third parties in connection with our manufacturing, clinical trials and pre-clinical studies. Additional risks and uncertainties that could affect our future results are included in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Prospectus dated April 18, 2018, which is available on the SEC’s website at www.sec.gov and our website at www.surfaceoncology.com. Additional information on potential risks will be made available in other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

ABOUT SURFACE ONCOLOGY
Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment with lead programs targeting CD47, CD73, CD39 and IL-27. Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. The company has a pipeline of seven novel immunotherapies and a strategic collaboration with Novartis focused on up to three next-generation cancer immunotherapies. For more information, please visit www.surfaceoncology.com.

Contacts:

Seth Lewis
slewis@surfaceoncology.com
617-655-5031

Ann Stanesa, Ten Bridge Communications
Ann@tenbridgecommunications.com
617-230-0347

Selected Financial Information

(amounts in thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
Statement of Operations Items	2018	2017	2018	2017
Collaboration revenue – related party	$2,428	$6,195	$47,923	$7,867
Operating expenses:
Research and development	15,098	10,720	26,188	19,400
General and administrative	3,913	2,004	7,275	3,550
Total operating expenses	19,011	12,724	33,463	22,950
Income (loss) from operations	(16,583)	(6,529)	14,460	(15,083)
Total other income	731	120	900	262
Provision for income taxes	-	(164)	-	(378)
Net (loss) income	$(15,852)	$(6,573)	$15,360	$(15,199)

	June 30,	December 31,
Selected Balance Sheet Items:	2018	2017
Cash, cash equivalents and marketable securities	$185,554	$63,309
Total assets	202,133	81,454
Accounts payable and accrued expenses	9,759	13,058
Deferred revenue – related party	65,448	82,105
Total stockholders’ deficit	121,961	(67,314)